Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

CONTINUES ITS HEALTHY PERFORMANCE

REPORTS BEST EVER WINTER QUARTER

FORT LAUDERDALE, FL, March 11, 2021 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced its best third quarter ended January 30, 2021. We at National Beverage are in the final quarter of FY2021 and our present performance is an indicator of a recovery period for America, a summer of enthusiasm and LaCroix imagination.

Third Quarter FY 2021 vs. Third Quarter FY 2020

●	Net sales were $246 million, up 10%;

●	Gross profit was $96 million, up 16.5%;

●	Net Income increased 38% to $37 million; and

●	Earnings per share was $.39 vs. $.29

TTM ended January 30, 2021 vs. TTM ended January 25, 2020

●	Net sales were $1.074 billion, up 10%;

●	EBITDA* was $240 million, up 41%;

●	Operating profit margin increased to 21%; and

●	Earnings per share grew 43% to $1.84

-more-

National Beverage Corp.

“In addition to being our all-time best winter quarter, our third quarter was our fifth consecutive quarter of year-over-year revenue and profit growth,” stated a company spokesperson. “Led by LaCroix sparkling water, our Power+ portfolio volume grew 14%, and all our other major brands posted volume increases. As a result of pandemic related measures, more consumers were introduced to the great tasting innocence of LaCroix, and we believe many of these new ‘converts’ will remain loyal fans long after the stay-at-home lifestyle wanes.

During the quarter we paid a $6.00 per share special cash dividend to shareholders of record as of December 4, 2020. On February 5th, our Board also declared a one for one stock split in the form of a 100% stock dividend. Share and earnings per share data has been adjusted to reflect this split.

At the core of National Beverage’s innovation is its unique imagination and healthy promise that provides superior taste along with a refreshing mindset. We continue to surprise our devoted consumers with our unmatched innovation and they continue to reciprocate with their allegiance. Our sales and margins have improved despite the efforts of competitors to introduce LaCroix knockoffs, but even heavy promotional pricing by the cola giants and others has not affected our growth. LaCroix continues to be the ultimate core brand of the most discriminating consumer.

After payment of the $280 million special dividend, we finished the quarter with over $153 million in cash and continue to generate free cash flow that exceeds our re-investment to support the growth and expand the reach of our brands. All in all, we believe in our consumer who echoes that our future continues to provide unique and tasteful innovations . . . like our soon-to-be launched Beach Plum,” concluded the spokesperson.

We love our LaCroix . . .

We are passionate about our LaCroix

We are crazy about our LaCroix . . .

We #LIVE LaCroix!!

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
January 30, 2021 and January 25, 2020

	(in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Jan. 30, 2021	Jan. 25, 2020	Jan. 30, 2021	Jan. 25, 2020

Net Sales	$245,931	$222,814	$1,073,508	$977,908

Net Income	$36,687	$26,563	$171,228	$119,896

Earnings Per Common Share
Basic	$.39	$.29	$1.84	$1.29
Diluted	$.39	$.28	$1.83	$1.28

Average Common Shares Outstanding
Basic	93,296	93,200	93,276	93,264
Diluted	93,610	93,604	93,586	93,674

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.

*Although the Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management believes that the disclosure of EBITDA, a non-GAAP financial measure, may provide users with additional insights into the operating performance of the business. EBITDA (in millions) of $240 and $171 for the twelve months ended January 30, 2021 and January 25, 2020, respectively, is calculated by adding the following expenses back to Net Income: Depreciation and Amortization of $17.5 and $17.3; Net Interest (Income) of ($1.2) and ($3.5); and Provision for Income Taxes of $53.0 and $37.0.